Exhibit 5







                                        February 9, 1996



Ameritech Corporation
30 South Wacker Drive
Chicago, Illinois  60606

Re:  Ameritech Success Sharing Plan for Union Represented Employees

Dear Sirs:

     With reference to the Form S-8 registration statement which Ameritech Corporation (the "Company") proposes to file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, registering 6,000,000 common shares (par value $1.00 per share) of the Company (the "Shares") which may be issued pursuant to the Ameritech Success Sharing Plan for Union Represented Employees (the "Plan"), I am of the opinion that:

     (1) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

     (2) All proper corporate proceedings have been taken so that the Shares have been duly authorized and, upon issuance and payment therefor in accordance with the Plan and the resolutions of the Board of Directors of the Company relating to the offering of common shares, will be legally issued, fully paid and non-assessable.

     (3) The Plan is not subject to the statutory requirements of the Employee Retirement Income Security Act of 1974 (ERISA), nor is the Plan a "qualified plan" under Section 401(a) of the Internal Revenue Code.

     I hereby consent to the filing of this opinion with the Securities and Exchange Commission in connection with the registration statement referred to above.

     Very truly yours,
     /s/ Bruce B. Howat